Exhibit 5.1

Tel-Aviv, July 2, 2026

Redhill Biopharma Ltd.

21 Ha’arba’a Street

Tel Aviv 6473921

Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Redhill Biopharma Ltd., an Israeli company organized under the laws of the State of Israel (the “Company”), in connection with the preparation and filing of a Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission. The Registration Statement relates to the proposed resale by the selling shareholders named in the Registration Statement of up to an aggregate of 26,228,573 American Depositary Shares (the “Warrant ADSs”), each representing 10,000 ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), issuable upon exercise of warrants (“Warrants”) issued by the Company to the selling shareholders as described in the Registration Statement and the prospectus contained therein. The ADSs may be sold from time to time as set forth in the Registration Statement and the prospectus contained therein.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. The opinions set forth herein are made as of the date hereof. We assume no obligation to revise or supplement any of these opinions to reflect any changes of law or fact that may occur after the date hereof. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Ordinary Shares underlying the Warrant ADSs (the “Warrant Shares”) being registered pursuant to the Registration Statement have been duly authorized for issuance by the Company, and, and when the Warrant Shares are issued in accordance with the terms of the Warrants upon payment of the exercise price for the Warrant Shares thereunder, will be validly issued, fully paid and non-assessable.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, /s/ Goldfarb Gross Seligman & Co.